EXHIBIT 99.1


                        Golden River Resources Raises
     US$1,542,000 Through an Equity Raising to Fund Exploration Program


    NEW YORK--(BUSINESS WIRE)--June 15, 2006--Golden River Resources Corporation (OTCBB:GORV), a Delaware Corporation specializing in gold exploration, announced today that it has completed a US$1,542,000 capital raising to fund its exploration program.
    Effective as of June 9, 2006, Golden River Resources entered into a Subscription Agreement with RAB Special Situations Fund (Master) Limited ("RAB") pursuant to which the Company issued to RAB in a private placement transaction (the "Private Placement") for an aggregate purchase price of US$1,542,000: (i) 10,000,000 special warrants (the "Special Warrants"), each of which is exercisable at any time to acquire, without additional consideration, one (1) share (the "Special Warrant Shares") of Common Stock, US$0.001 par value ("Common Stock"), of the Company, and (ii) warrants (the "Warrants") for the purchase of 20,000,000 shares of Common Stock, US$0.001 par value (the "Warrant Shares"), at an exercise price of US$0.1542 to be exercisable until April 30, 2011.
    The Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Special Warrants and the Warrants.
    The Company intends to utilize the net proceeds of the Private Placement to conduct exploration activities for gold on the mining and exploration properties of Tahera Diamond Corporation and on the Company's tenements in the Committee Bay Greenstone Belt, of Northern Canada and for general corporate and administrative purposes. The Company has an agreement with Tahera to explore for gold on Tahera's extensive properties on the Slave Craton in northern Canada.

    About Golden River Resources

    Golden River Resources is a Delaware corporation that is focussing its activities in the mining and exploration industry. Golden River Resources has entered into an arrangement with Tahera, a Canadian diamond explorer, to explore for gold and base metals on Tahera's ground in the Slave Craton of northern Canada. Tahera's Hood River and Contwoyto properties lie in close proximity to the Ulu and Lupin gold mines respectively. The Lupin mine is a large, high grade, gold deposit (some three million ounce gold endowment produced to date), currently owned by Wolfden Resources. Golden River Resources considers there to be significant potential for gold mineralization, similar to that found at Lupin, on Tahera's Contwoyto properties. On Tahera's Hood River properties significant gold mineralization has been recovered from surface sampling. Numerous samples have returned values of 10 to 30 g/t with highs reaching 209 g/t gold.
    Golden River Resources has also acquired a strategic land position in the highly prospective Committee Bay Greenstone Belt, Canada, for the purpose of undertaking gold and base metal exploration. Golden River Resources is continuing to investigate opportunities in the industry for investment and or other types of participation. For further information please visit our website at www.goldenriverresources.com

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of gold prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2005 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

    CONTACT: Golden River Resources
             Joseph Gutnick, +613-8532-2860
             Fax: +613-8532 2805
             josephg@axisc.com.au